NEUBERGER&BERMAN ADVISERS MANAGEMENT TRUST
                      TRANSFER AGENCY AND SERVICE AGREEMENT


                                   SCHEDULE A

SERIES                                               DATE ADDED TO AGREEMENT


Balanced Portfolio                                         May 1, 1995

Growth Portfolio                                           May 1, 1995

Liquid Asset Portfolio                                     May 1, 1995

Limited Maturity Bond Portfolio                            May 1, 1995

Partners Portfolio                                         May 1, 1995

International Portfolio                                    May 1, 1995

Guardian Portfolio                                         October 15, 1997

Mid-Cap Growth Portfolio                                   October 15, 1997

Socially Responsive Portfolio                              August 19, 1998


Dated:  August 19, 1998